Exhibit 8.1


                               BROWN & WOOD LLP
                            ONE WORLD TRADE CENTER
                          NEW YORK, NEW YORK  10048
                           TELEPHONE: 212-839-5300
                           FACSIMILE: 212-839-5599





                                        June 11, 1997



Reckson Associates Realty Corp.
225 Broadhollow Road
Melville, New York  11747

               Re:  Certain Federal Income Tax Matters
                    ----------------------------------

Ladies and Gentlemen:

     You have requested our opinion concerning certain federal income tax matters with respect to Reckson Associates Realty Corp. (the "Company") in connection with the Form S-3 Registration Statement of the Company filed by the Company with the Securities and Exchange Commission on or about June 11, 1997 (the "Registration Statement").

     This opinion is based, in part, upon various assumptions and representations, including representations made by the Company as to factual matters set forth in the Registration Statement, in registration statements on Form S-11 previously filed by the Company with the Securities and Exchange Commission and in a letter delivered to us by the Company today. This opinion is also based upon the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder and existing administrative and judicial interpretations thereof, all as they exist at the date of this letter. All of the foregoing statutes, regulations and interpretations are subject to change, in some circumstances with retroactive effect. Any changes to the foregoing authorities might result in modifications of our opinions contained herein.

     Based on the foregoing, we are of the opinion that, commencing with the Company's taxable year ended December 31, 1995, the Company has been organized in conformity with the requirements for qualification as a real estate investment trust (a "REIT") under the Code, and the proposed method of operation of the Company will enable the Company to meet the requirements for qualification and taxation as a REIT.

     We express no opinion with respect to the transactions described herein and in the Registration Statement other than those expressly set forth herein. Furthermore, the Company's qualification as a REIT will depend upon the Company's meeting, in its actual operations, the applicable asset composition, source of income, shareholder diversification, distribution, recordkeeping and other requirements of the Code and Treasury Regulations necessary for a corporation to qualify as a REIT. We will not review these operations, and no assurance can be given that the actual operations of the Company and its affiliates will meet these requirements or the representations made to us with respect thereto.

     This opinion is furnished to you solely for your use in connection with the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the use of our name in connection with the material discussed therein under the caption "Federal Income Tax Considerations."

                                        Very truly yours,

                                        /s/ Brown & Wood LLP